JANUS CAPITAL
Management

Form of	Exhibit (g)(39)
LETTER AGREEMENT
October 1, 2014
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
Please be advised that Janus Investment Fund (the “Trust”) has established INTECH Emerging Markets Managed Volatility Fund, a new series of the Trust, effective on or about December 17, 2014. Pursuant to the existing Amended and Restated Custodian Contract between the Trust and State Street Bank and Trust Company (“State Street”), the Trust requests confirmation that State Street will act as custodian for this new series under the terms of the contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:
Stephanie Grauerholz
Vice President, Chief Legal Counsel and Secretary

STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this ____ day of ___________ 2014
Funds distributed by Janus Distributors LLC.
Janus Capital Management LLC serves as an investment adviser.

151 Detroit Street • Denver, CO 80206